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                                                                    Exhibit 10.8

                             [MRC GROUP LETTERHEAD]


                                  July 7, 1997


Mr. Dennis R. Byerly
3888 Northlake Creek Drive
Tucker, GA  30084

Dear Dennis:

                  1. EMPLOYMENT; TERM OF EMPLOYMENT. The purpose of this letter is to set forth the terms and conditions wherein we agree to employ you and you agree to accept such employment as an executive officer of Medifax, Inc., a Missouri corporation currently doing business as The MRC Group, to commence immediately. Unless the parties otherwise specify in writing, this letter agreement shall extend and apply to any position you may hold with any company then affiliated with The MRC Group, as a result of your being transferred, assigned or leased to such affiliated company. The MRC Group currently consists of three entities: Medifax, Inc., Medical Records Corp., and SecrePhone, Ltd.; these companies will be referenced in this letter agreement, collectively, as "The MRC Group" or the "Company". Because you will be considered an "at will" employee at all times (subject to the obligations set forth in this letter), this letter agreement (and correspondingly, your employment) has no fixed term.

                  2. SCOPE OF EMPLOYMENT. You agree to perform the duties of Chief Operating Officer of the Company (and/or such other position(s) to which you hereafter may be assigned), to exercise direct responsibility for its branch operations, its sales and marketing functions, its systems, and its technology; and otherwise to carry out the directives and policies of the President and Chief Executive Officer of The MRC Group and its Board of Directors, including, without limitation, related services throughout the Company. You understand and acknowledge that the position requires approximately two days per week spent in Cleveland, Ohio, at the Company's principal offices and that the balance of the time will be spent on the road meeting with clients, prospects, employees or working out of the Atlanta office. You agree not directly or indirectly to act in a manner that is intentionally, or reasonably known by you to be, inimical to the Company.
Nothing herein shall be deemed to       prevent you from fulfilling your stated
obligations under your agreement with Medaphis Corporation dated September 26, 1996, nor shall your obligations to Medaphis under such agreement prevent or materially interfere with your obligations to the Company under this letter agreement. Likewise, nothing herein shall be deemed to prevent you from engaging in personal investment activities, or other activities, provided they are not inconsistent and do not interfere with your obligations under this letter agreement.

                  3. DIRECT COMPENSATION. In consideration of your services, The MRC Group agrees to pay you direct compensation consisting of: (a) a base salary at the rate of $200,000 per year; and (b) participation in a performance-related incentive compensation plan (or a combination of such plans), commencing with the 1998 calendar year, which will contain terms reasonably providing for payment of a bonus of up to an additional sixty percent (60%) of your




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base salary; and (c) for the 1997 calendar year only (until the establishment of the applicable incentive compensation plan(s)), an individual bonus arrangement covered your performance in 1997 which provides a bonus opportunity comparable to that described in subparagraph (b) hereof but which otherwise is determined by the Compensation Committee of the Board of Directors of Medifax, Inc. It is anticipated that the bonus described in subparagraph (c) hereof shall be paid on or before February 15, 1998. Any and all direct compensation paid to you or on your behalf will be subject to all tax and other withholdings determined by the Company to be required by law or regulation.

                  4. STOCK OPTIONS. You will receive an immediate grant of non-qualified stock options, to purchase up to two hundred thousand (200,000) common shares of Medifax, Inc., which such shares, if purchased, would represent approximately one percent (1%) of the outstanding common shares of Medifax, Inc. (determined as of the date of this letter agreement, but without taking into consideration such shares as outstanding). Such options shall be granted under the Medifax, Inc. 1992 Employee Stock Option Plan (the "1992 Option Plan") by the Board of Directors of Medifax, Inc. at their next regular meeting. The terms of such options shall be set forth in an individual option agreement, and shall otherwise be subject to the terms of the 1992 Option Plan, but in any event shall include the following terms and conditions: a term of ten (10) years from date of grant; vesting of all options over a three (3)-year period, with 66,666 options vesting on July 7, 1998, 66,666 options vesting on July 7, 1999, and 66,667 options vesting on July 7, 2000; full and immediate vesting of all options in the event of any Change in Control (as defined below); and an exercise price for all options of $5.41 per common share (as adjusted for stock dividends, stock splits, recapitalization, or similar events). In the event of any involuntary termination of your Company employment (other than for Cause, as further described in Paragraph 8 of this letter agreement), all then-vested stock options shall continue in effect for the remainder of their term (subject to any right under the 1992 Option Plan to cancel or otherwise discharge or extinguish all option holders' rights).

                  For purposes of this Paragraph 4, a Change in Control will be deemed to have occurred if and when: (a) any tender offer is made and consummated for the ownership of thirty percent (30%) or more of the outstanding voting securities of Medifax, Inc. or The MRC Group; (b) Medifax, Inc. (or whichever other entity is then considered the parent organization within The MRC Group) is merged or consolidated with another entity and, as a result of such merger, reorganization or consolidation, less than thirty percent (30%) of the outstanding voting interests of the surviving or resulting entity is owned in the aggregate by Medifax or such other parent organization, or by the former shareholders thereof, as determined immediately prior to such merger, reorganization or consolidation; (c) Medifax, Inc. sells substantially all of its assets to another entity (including one or more Affiliated Companies, if applicable) which is not at least thirty percent (30%) owned by the Company; or
(d) a person, within the meaning of Section 3(a)(9) or of Section 13(d)(3) (as in effect on the date hereof) of the Securities Exchange Act of 1934, acquires, other than by reason of inheritance, thirty percent (30%) or more of the outstanding voting securities of the Company (whether directly, indirectly, beneficially or of record), or otherwise acquires the unrestricted right to elect a majority of the members of the Medifax, Inc. Board of Directors; (e) During any period of two consecutive years, individuals who at the beginning of such period constitute the Board, cease for any reason to constitute at least a majority thereof, unless the election of each new director was approved in advance by a vote of at least a majority of the directors then still in office who were directors at the beginning


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of the period. In making any such determination, the following events and transactions shall not be taken into account: transfers made by a person to an affiliate of such person (as determined by the Board of Directors of The MRC Group prior to such transfer), whether by gift, devise or otherwise; and any sale of Company securities effected pursuant to a general registration of such securities under the Securities Act of 1933. For purposes of this Paragraph 4, ownership of voting securities shall take into account and shall include ownership as determined by applying the provisions of Rule 13d-3(d)(1)(i) as in effect on the date hereof pursuant to the Securities Exchange Act.

                  5. EMPLOYEE BENEFITS; FRINGE BENEFITS. In addition to your direct compensation and the stock options described, respectively, in Paragraphs 3 and 4 of this letter agreement, you will be eligible for, participate in, or receive (as applicable) the following employee benefits:

         (a) You will be entitled to two (2) weeks of paid vacation in the 1997 calendar year, and thirty four (4) weeks in each subsequent calendar year, in each case as part of the Company's regular PTO policy and without any carry-over of vacation days or any conversion rights.

         (b) You will be eligible to participate in all other employee benefit plans maintained by The MRC Group or Medifax, Inc. (or both) for which regular, full-time employees of The MRC Group are eligible; you likewise will be eligible to participate in any plans, programs or policies maintained by the Company (or any member thereof) for executive officers of the Company.

         (c) You will not participate in the Company's relocation policy.

By signing this letter agreement, you acknowledge and accept that: (i) some of the benefits, payments and rights described in this Paragraph 5 are to be provided under the terms of one (1) or more of the Company's standing employee benefit plans and written policies (e.g., PTO, relocation, etc.); (ii) any benefits and/or payments that may (or may not) be made, and any rights that may arise, under the Company's benefit plans and policies at all times remain subject to the terms, conditions and limitations of those benefit plans and policies, which control in such cases; (iii) your rights under this Paragraph 5 are a matter of individual agreement between you and the Company, do not constitute an amendment or modification of any of the Company's benefit plans or policies, and constitute a separate undertaking by the Company; (iv) you cannot use the representations and promises contained in this Paragraph 5 to obtain a double recovery (i.e., payment under this letter agreement AND a recovery under the applicable benefit plan or policy).

                  6. OFFICES; EXPENSE REIMBURSEMENT. Appropriately furnished and equipped offices will be maintained for you in both Atlanta, Georgia and Cleveland, Ohio; both such offices will include an appropriate level of administrative services and support. The Company will reimburse you for all expenses incurred in connection with the discharge of your responsibilities for the Company. You also will be reimbursed for all living expenses while staying in Cleveland, Ohio, and travel expenses incurred by you when traveling between the Company's Atlanta, Georgia and Cleveland, Ohio offices, including expenses incurred by your




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spouse when occasionally accompanying you on such travels. All such expenses will be reimbursed upon submission of a detailed Expense Account form.

                  7. CONFIDENTIALITY; NON-COMPETITION; NON-SOLICITATION AND NON-DISPARAGEMENT. Your acceptance of this letter agreement is contingent upon your acceptance of the covenants detailed in paragraphs 7a-7e below since consideration is being provided to you under this letter agreement partly in exchange for binding yourself to those obligations.

                  7a. NONCOMPETITION. You agree to not directly or indirectly compete with the Company in providing medical transcription services, and speech recognition products, for Radiology and Emergency Medicine transcription, in any county in any state within the continental United States in which The MRC Group is providing those services so long as you remain an employee of The MRC Group, and for a period of one (1) year following any termination of your employment with the Company, regardless how it occurs.

                  7b. NONSOLICITATION. You agree to not directly or indirectly solicit any of the Company's employees or agents, unless you first obtain The MRC Group's written consent. We both agree that "solicitation" of a Company employee means to solicit or induce any employee or agent of The MRC Group to terminate their his/her employment or contractual relationship with The MRC Group, regardless of the reason(s) for doing so.

                  You agree to abide by this commitment so long as you remain a Company employee, and for a period of two (2) years immediately following any termination of your Company employment, regardless how it occurs.

                  7c. NONDISPARAGEMENT. You agree to not publicly say or write anything derogatory about The MRC Group, or any of its officers, directors, employees, agents and affiliates, its products or practices, unless compelled by a legal requirement, in connection with a legal proceeding, or a claim or suit. You agree to abide by this commitment so long as you remain an employee, and for a period of two (2) years immediately following any termination of your Company employment, regardless how it occurs.

                  7d. NONDISCLOSURE. You agree to not directly or indirectly use or disclose any of the Company's trade secrets or confidential information to others except as needed in connection with performing your duties as a Company employee, and to not directly or indirectly make use of any trade secret or confidential information for yourself, without first obtaining the written consent of The MRC Group. In connection with this commitment, you specifically agree to not disclose any confidential information or trade secret which is a "trade secret" (within the meaning of relevant state or federal law) until such "trade secret" becomes generally known to the public through the acts of those specifically authorized by The MRC Group to disclose that "trade secret."

                  We both agree that for this purpose, "disclose" includes any oral or written publication by you of any trade secret or confidential information to any individual, entity or other person. We also both agree that this commitment on your part does not apply to any disclosure which you are compelled to make by applicable statute or court order, so long as you notify The MRC Group--in advance--that such a disclosure may be required or compelled and


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The MRC Group has an adequate opportunity to contest the disclosure (with your cooperation, if to a Company believes such cooperation is needed).

                  As part of this commitment, you acknowledge and agree to immediately return to The MRC Group any and all trade secrets, confidential information, or other Company property within your control, as soon as your Company employment terminates. We both agree that Company property includes all handbooks, training materials, reports, policy statements, programs, customer lists, employee lists, referral lists, computer programs, products, designs, formulae, and data bases, and any billing or pricing information, which you receive or acquire while employed by The MRC Group.

                  You agree to abide by this commitment indefinitely--not only while a Company employee, but also after you cease to be a Company employee, (regardless of how that employment terminates).

                  7e. ENFORCEMENT. You acknowledge that the commitments you are making in paragraphs 7a-7d above are reasonable and necessary to protect and preserve The MRC Group's business and its relationship with its customers. It is understood that in the event of any alleged violation of paragraphs 7a-7d, in addition to seeking monetary damages for any damages, The MRC Group will have the right to seek and obtain an injunction against you, to prevent you from further violating this letter agreement, without posting any bond; The MRC Group will not be considered to have waived its rights under this letter agreement if it does not immediately act to enforce those rights against you, or against any other parties coming within the scope of this letter agreement regardless of the reason for not doing so.

                  8.  TERMINATION OF EMPLOYMENT.

                           (a) If you quit or resign from your Company
employment, or the Company terminates your employment for Cause (as defined below), the Company's obligations to you shall immediately cease and be extinguished, except for (i) payment of your base salary, prorated through the date of termination, and (ii) reimbursement of any expenses you have properly incurred to that date in accordance with Company policy or this letter agreement, and (iii) obligations relating to stock options in accordance with this agreement. For purposes of this letter agreement, "Cause" means:

                           (i) Your  indictment for any felony,  or any crime
                  involving fraud, deceit, or moral turpitude;

                           (ii) Your chemical dependency (determined by majority
                  vote of a committee of three physicians, one appointed by the Executive, one appointed by the Company, and one appointed by the other two physicians); or

                           (iii) Your failure or refusal to either obey the
                  reasonable and lawful orders of the Chief Executive Officer of Medifax, Inc. or its Board of Directors or perform all of the duties material to your responsibilities as an executive officer of the Company, if such failure or refusal is not corrected within thirty (30) days following your receipt of written notice of such failure or refusal from said Chief



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                  Executive Officer or Board of Directors, provided that you may have the opportunity, if requested by you in writing during that thirty (30) day period, to explain such failure or refusal at a meeting of the Board of Directors called for that purpose.

                           (b) In the event your Company employment
involuntarily terminates, other than for Cause (including, without limitation, your death or your disability, or a Company-initiated discharge) you (or your estate, as applicable) will be paid severance and related benefits in accordance with the terms specified in paragraph 9 below.

                  9.  SEVERANCE.

                           (a) If your employment with The MRC Group
involuntarily terminates other than for
Cause (including, without limitation, death, disability, or Company-initiated discharge), you shall be paid or provided, subject to the other provisions, limitations and offsets set forth in this Agreement:

                  (i) Severance pay, equal in amount to your monthly base salary in effect on the date your Company employment terminates, less applicable deductions required by law, and paid in semi-monthly installments, for a period of twelve (12) consecutive months; and

                  (ii) Continuation of all Company-paid health insurance benefits then being provided to you and your then-covered dependents, so long as severance pay continues to be paid in accordance with Subparagraph (a)(i) hereof.

                  (iii) Continuation of vested stock options in accordance with the stock option agreement contained in Paragraph 4 of this Agreement.

                           (b) All benefits payable under this Agreement shall
immediately cease and terminate, and all Company and Company-sponsored plan obligations to you and your dependents hereunder shall cease and be extinguished, if:

                  (i) You breach, renounce or violate paragraphs 7a-7d of this Agreement; or

However, in the event the Company ceases and terminates the benefits payable hereunder on account of its determination that you violated the provisions of paragraphs 7a-7d hereof, all severance pay otherwise due and payable to you shall be held in abeyance by the Company and all severance previously paid to you shall be subject to recovery by the Company, pending a judicial determination of such allegations. If the court renders a finding that you did not violate such provisions, the Company shall thereupon make such severance payments to you and waive all right to recoup payments previously made.

                  (c) The amounts and benefits payable under this Agreement are in lieu of, and not supplemental to, any and all other severance, supplemental unemployment, and group health, accident and sickness, and life and disability benefits for which you may qualify under any and all other severance pay, group health, accident and sickness, and life and disability plans maintained by the Company for its current and former employees. To the extent you qualify for



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benefits under any other employee welfare benefit plan, fund, program or policy maintained by the Company, the benefits described in this Agreement will be correspondingly reduced (but not below zero).

                  10. SUCCESSORS BOUND; ASSIGNMENT PROHIBITED. This letter agreement is binding on both you and the Company, and our respective successors, heirs, executors, legal representatives and administrators. This letter agreement is not assignable by you, and any attempt by you to assign this letter agreement in contravention of this Paragraph will be considered null and void.

                  11. ENTIRE AGREEMENT; MODIFICATIONS; OTHER MATTERS. This letter agreement, together supersede all prior agreements and understandings between us and may not be modified except in writing signed by you and the Chief Executive Officer of the Company. In the event any provision hereof shall be determined to be unenforceable, such determination shall not be deemed to affect the enforceability of any other provision. All notices to be given hereunder shall be in writing and delivered by hand or by mail by registered or certified mail, return receipt requested, and addressed to the parties at the addresses set forth for such parties above or to such other addresses as either party may designate by similar notice, and such notice shall be deemed to have been given as of the date of delivery by hand two (2) business days after the date of mailing. This letter agreement is to be governed and construed in accordance with the laws of the State of Ohio applicable to agreements made and performed solely with that State. If signed in multiple copies, each copy will be considered an original.

                  Your signature at the end of this letter agreement will make this a binding and fully enforceable agreement between us. By signing this letter agreement, you acknowledge that you fully considered whether to retain or consult with legal counsel, and either did so or freely chose not to do so.

                                         Sincerely,


                                         MEDIFAX, INC.


                                         By: /s/ Edward L. Samek
                                             ----------------------------------
                                             Edward L. Samek, President & CEO
ACCEPTED AND AGREED:
-------------------

By:      /s/ Dennis R. Byerly
         ----------------------------------------
         Dennis R. Byerly

         6/17/98
         ----------------------------------------
         Date